UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 28, 2014
Date of Report (Date of earliest event reported)

QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-19528	95-3685934
(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

858-587-1121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2014, QUALCOMM Incorporated (the “Company”) announced that it appointed John Murphy to serve as its Senior Vice President and Chief Accounting Officer (Principal Accounting Officer), commencing on September 2, 2014. George S. Davis, the Company’s Executive Vice President and Chief Financial Officer, also served as the Company’s Principal Accounting Officer prior to this appointment. Mr. Murphy, age 46, has served as Senior Vice President, Controller and Chief Accounting Officer of DIRECTV Inc. (a leading provider of digital television entertainment services) since November 2007, and Vice President and General Auditor of DIRECTV Inc. from October 2004 to November 2007. Previously, he served in various finance and accounting positions at several companies including Experian Group Ltd., JDS Uniphase Corporation, Nestle USA Inc. and Atlantic Richfield Corporation. There was not and is not any arrangement or understanding between Mr. Murphy and any other person pursuant to which Mr. Murphy was selected to this position.

Upon joining the Company, Mr. Murphy will receive a base salary of $425,000 per year and be eligible to receive a bonus payment under the Company’s Annual Cash Incentive Plan of 50% of his base salary at target (with his bonus for the first year being pro-rated for the portion of the fiscal year that he is employed by the Company). In addition, Mr. Murphy will receive a special bonus of $900,000, payable in two equal installments of $450,000, with the first installment payable within thirty days of his first day of employment with the Company and the second installment payable upon his completion of twelve months of employment with the Company. Mr. Murphy must repay the special bonus if he voluntarily terminates his employment with the Company less than two years after his commencement of employment. Mr. Murphy will also receive a grant of restricted stock units with a grant date fair value of $2,750,000. Further, Mr. Murphy will receive reimbursement of relocation costs and up to 6 months of temporary living and rental car expenses. He will also be eligible to participate in standard Company benefit programs available to similarly situated officers (such as health care coverage, participation in the non-qualified deferred compensation plan (with Company match) and the charitable contribution matching program), subject to standard limitations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated

Date:	August 28, 2014	By:	/s/ George S. Davis
George S. Davis,
Executive Vice President and Chief Financial Officer